Exhibit 99.6

Form of Non-Employee Director

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

Restricted Stock Unit Award Agreement

THIS NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of the __ day of ________, 202_, governs the Restricted Stock Unit Award granted by HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a Delaware corporation (the “Company”), to _________________ (the “Participant”). The Restricted Stock Unit Award governed by this Agreement is granted by the Company pursuant to the Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan (formerly the “GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan”) (the “Plan”). Terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan). A copy of the Plan has been made available to the Participant.

1. Grant of Restricted Stock Award. Effective as of ________ __, 202_ (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Restricted Stock Unit Award with respect to _______ shares of Common Stock (the “Award”).

2. Vesting. Subject to Section Sections 13.4 and 15.2 of the Plan, the Participant’s interest in the Restricted Stock Units covered by the Award shall become vested and nonforfeitable to the extent provided in this Section 2. The Participant’s interest in all of the Restricted Stock Units covered by the Award shall become vested and nonforfeitable (“Vested”) on the first anniversary of the Date of Grant if the Participant serves as a Director continuously from the Date of Grant until the first anniversary of the Date of Grant.

Except as provided in this Section 2, but subject to the provisions of Sections 13.4 and 15.2 of the Plan, any Restricted Stock Units covered by the Award that are not Vested on or before the date that the Participant’s service as a Director ends shall be forfeited on the date that such service ends for any reason.

3. Transferability. The Restricted Stock Units covered by the Award cannot be transferred. Shares of Common Stock issued in settlement of Vested Restricted Stock Units may be transferred, subject to the requirements of applicable securities laws.

4. Settlement. The Company shall issue one share of Common Stock to the Participant for each Restricted Stock Unit that becomes Vested. The shares of Common Stock issuable in settlement of Vested Restricted Stock Units shall be issued within thirty (30) days after the date that the Restricted Stock Units become Vested. A fractional share of Common Stock shall not be issued to the Participant but the Company shall make a cash payment to the Participant in lieu of such fractional share.

5. Shareholder Rights. The Participant shall not have any of the rights of a shareholder of the Company with respect to the Restricted Stock Units covered by the Stock Award. On and after the date that shares of Common Stock are issued in settlement of Vested Restricted Stock Units, the Participant shall have all of the rights of a shareholder of the Company with respect to the shares of Common Stock issued in settlement of the Award, including the right to vote the shares and to receive all dividends declared and paid on the shares.

6. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms ad provisions of the Plan.

7. No Right to Continued Service. The grant of the Award does not give the Participant any rights with respect to continued service as a Director. The grant of the Award does not affect the right of the Company to terminate the Participant’s service as a Director.

8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws rules thereof.

9. Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon the Participant and his or her successors in interest and the Company and any successors of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

Company:	HALL OF FAME RESORTS & ENTERTAINMENT
COMPANY

By:
Name:
Title:

Participant:
Name:

Restricted Stock Unit Award Agreement